Exhibit 99.1

GSV Capital Announces Private Offering of Convertible Senior Notes

Woodside, CA – September 11, 2013 (GLOBE NEWSWIRE) – GSV Capital Corp., “GSV”, (Nasdaq: GSVC) today announced that it plans to make a private offering of $50 million in aggregate principal amount of convertible senior notes due 2018 (the “Notes”). GSV also plans to grant the initial purchasers an option to purchase up to an additional $7.5 million in aggregate principal amount of the Notes to cover overallotments, if any. The Notes will only be offered to qualified institutional buyers as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Rule 144A under the Securities Act. The offering is subject to market and other conditions.

The Notes are expected to pay interest semiannually and will be convertible based on a conversion rate to be determined. Upon conversion, GSV will deliver shares of GSV’s common stock. The Notes will mature on September 15, 2018, unless converted in accordance with their terms prior to such date. The interest rate, conversion rate and other financial terms of the Notes will be determined at the time of pricing of the offering.

GSV expects to use a portion of the net proceeds of this offering to acquire government securities to be pledged for the exclusive benefit of the holders of the Notes, and intends to use the remainder of the net proceeds for general corporate purposes, which include investing in portfolio companies in accordance with its investment objective and strategies, and to pay operating and other expenses.

Neither the Notes nor the shares of common stock that may be issued upon conversion will be registered under the Securities Act or any state securities laws. Neither the Notes nor the shares of common stock that may be issued upon conversion may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This press release is not an offer to sell any securities of the Company and is not soliciting an offer to buy such securities in any state where such offer and sale is not permitted.

About GSV Capital Corp.

GSV Capital Corp. (Nasdaq:GSVC) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. Led by industry veteran Michael Moe, the fund's objective is to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. GSV Capital is headquartered in Woodside, CA.

The GSV Capital Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=12750

GSV Capital Corp.

Contact

Financial Profiles, Inc.

Tricia Ross, (650) 235-4769

gsv@finprofiles.com